EXHIBIT 21.01

 SUBSIDIARIES OF REGISTRANT

COLONIAL COMMERCIAL CORP. AND SUBSIDIARIES

FED. I.D. 11-2037182

Name of Subsidiary	State of Incorporation	I.D. Number
Universal Supply Group, Inc.	New York	11-3391045
The RAL Supply Group, Inc.	New York	20-0207168
S&A Supply, Inc.	New York	26-0778121